UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Humana Inc.

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Commencing April 2, 2018, Humana Inc. (the “Company”) made the following communication available to stockholders:

Humana Inc.

500 West Main Street

Louisville, Kentucky 40202

April 2, 2018

Dear Fellow Stockholder:

By now you should have received a copy of Humana Inc.’s 2018 Proxy Statement, along with the proxy card or notice of Internet availability of proxy materials.

We, the members of the Organization & Compensation Committee (the “Committee”) of the Board of Directors, are writing to you today to ask for your support by voting in accordance with the recommendations of our Board on all proposals. In particular, we are asking for you to vote FOR our say-on-pay proposal (Item 3). The proxy advisory firm Glass, Lewis & Co. (“Glass Lewis”) recently issued its proxy report in which it recommended a vote “FOR” our say-on-pay proposal. Another proxy advisory firm, Institutional Shareholder Services (“ISS”), recently issued its own proxy report in which it recommended a vote “against” our say-on-pay proposal.

To assist you in evaluating our say-on-pay proposal, we would like to provide you with additional information concerning certain compensation decisions that we made during 2017. Specifically, we would like to share with you the impact of the now terminated merger agreement with Aetna Inc. and related to that, our rationale for a modification to performance-based restricted stock unit metrics that were granted in 2015 (prior to the announcement of the merger), which resulted in a payout that was still below target.

•	Our now terminated merger agreement with Aetna was not contemplated when the original PSU targets were set, and had a significant effect on our ability to meet strategic membership growth targets established for the PSUs (as detailed below in the table entitled “Individual Medicare Advantage (MA) Membership Growth”) due to announced membership divestitures, competitor actions, and an uncertainty over Humana’s future that fundamentally changed market dynamics. Absent the Committee’s decision to make this modification, the PSU payout would have been zero – an inappropriate and overly punitive result which would not have reflected the Company’s strong underlying financial performance and stockholder value created during 2015-2017 as further explained below.

•	Our pay and performance are aligned, given the Company’s strong total stockholder return (TSR) of 76.1% over the relevant performance period for the PSUs (significantly outperforming both that of the S&P 500 and our peer group, as shown below in the graph entitled “3-Year Total Stockholder Return”), and further evidenced by the low level of concern by both proxy advisors’ quantitative analysis of pay and performance alignment.

•	Our focus on Return on Invested Capital (ROIC) as the basis for determining the payout, as a strong measure of long term value creation for our stockholders; and

•	Rationale for granting 2017 equity awards.

Proposed Aetna Merger Agreement Significantly Inhibited Membership Growth

In July of 2015 Humana announced that we had entered into a merger agreement with Aetna Inc. On February 14, 2017, following a permanent injunction that would have prevented the merger from being completed, we and Aetna mutually terminated the merger agreement. The merger agreement was in place for over half of the performance period of the 2015 PSUs, but more importantly for two Medicare Advantage Annual Enrollment Periods during which members select their health plans. We operated under challenging conditions created by the proposed merger agreement that severely inhibited our ability to grow membership, which required the Committee to make decisions that appropriately considered the impact of the merger with respect to our compensation programs.

Modification of 2015 PSUs to Remove Membership Metric

As disclosed in our proxy statement, in 2017, our 2015 PSUs included two performance measures – strategic membership growth and ROIC. The Committee determined to make an adjustment to outstanding performance-based restricted stock units awarded in 2015 that were scheduled to vest over a three-year cumulative period ending December 31, 2017 (the “PSUs”), specifically to remove “strategic membership growth” as a metric for purposes of evaluating the performance of those PSUs. When making the determination that adjusting the PSUs was in the best interests of the Company and our stockholders, the Committee carefully considered the impact and implications resulting from the proposed sale of the Company to Aetna. The Committee recognized that the uncertainty resulting from the proposed sale had extended over two of the three Medicare Annual Election periods originally contemplated by the PSUs, and had materially negatively impacted our membership results for those periods in a manner not contemplated when setting the original targets for the PSUs, which were based on membership and ROIC over the performance period.

Specifically, our Committee considered the following effects of the proposed sale on the Company’s strategic membership growth results:

•	the announced intention to divest Humana’s membership in ten states in connection with the regulatory approvals process for the proposed sale, which we believe caused members in those geographies to consider alternative products and created additional headwinds to our membership growth in a manner not contemplated at the time of setting the original PSU targets;

•	concerns expressed by our members, prospective members and external brokers about whether Humana products would continue to be honored for the effective years, and uncertainty about the future of Humana in light of the announced sale;

•	competitor actions taken in light of the proposed sale of the Company that provided a competitive advantage against our product offerings; and

•	overall negative market dynamics resulting from the announcement of our proposed sale of the Company.

Collectively, the Committee recognized that these factors had materially hampered the Company’s ability to grow membership over two of the three enrollment periods, fundamentally impacting membership growth from the plan originally considered when setting the targets for the PSUs (which did not contemplate a sale of the Company). Furthermore, the Committee considered the following membership growth results when assessing the impact of the announced transaction (shading indicates the performance period relevant to evaluation of the PSUs) which shows a significant reduction in growth for the two Annual Enrollment Periods during which the merger agreement was in place:

ROIC As a Strong Measure of Long-Term Value Creation

When considering removing strategic membership growth as a component of the PSUs, the Committee considered further the appropriateness of using ROIC as the sole remaining metric by which the PSUs would be judged. The Committee and its advisor reviewed established research and conducted historical correlation analyses in concluding that ROIC is among the strongest measures of stockholder value creation. This conclusion is further supported by the fact that the Committee selected ROIC as the primary measure for PSUs granted in 2018, and incorporated a relative total stockholder return modifier to further increase stockholder alignment.

Strong Alignment of Pay and Performance

The Committee also considered whether making an adjustment to the PSUs would create any misalignment between pay and performance for our Named Executive Officers. The Committee considered both the Company’s performance as described under the section entitled “Executive Summary – Humana’s 2017 Performance” in our proxy statement, as well as the Company’s very strong cumulative total stockholder return (TSR) over the relevant three-year period that covered the PSU performance period which had outperformed both the Company’s peer group and the S&P 500, as shown below:

Given the strong stockholder returns, the Committee believed that had the adjustment not been made, in which case the PSU payout as determined under the original performance goals would have been zero because the minimum membership threshold was not achieved, the Company’s performance would have been misaligned with compensation of our NEOs. This misalignment would have resulted in management retention and motivation issues that would have negatively impacted our business’s continuity and future operating results at a time of significant uncertainty due to the termination of the merger agreement with Aetna. Nevertheless, the Committee determined that the payout of the 2015 PSUs following the adjustment to remove strategic membership as a performance metric would be capped at target notwithstanding the ROIC performance achievement was 95% of goal.

As noted in our proxy statement, as a result of the Committee’s determination and resulting adjustment, the 2015 PSUs vested at 95% of the target level, rather than at a 0% level had the adjustments not been applied. Due to SEC disclosure and accounting rules, the aggregate incremental fair market value resulting from the modification was included in the amounts listed in the Summary Compensation Table in our proxy statement, but did not actually represent additional equity grants to our Named Executive Officers in 2017. The table below shows the effects of the modification for the compensation listed for our Chief Executive Officer:

	Total Compensation Disclosed in Summary Compensation Table	Non-Cash Accounting Expense From Award Modification	Actual Compensation Granted in the Year
2015	$10,339,859	n/a	$10,339,859
2016	$19,722,400	$7,513,539	$12,208,861
2017	$19,768,525	$4,896,896	$14,871,629

In summary, our Committee concluded that the Company’s pay and performance would be aligned after adjustment of the PSUs. The alignment is further validated by the assessment of both proxy advisory firms, Glass-Lewis and ISS, each of whom have reached favorable conclusions in their respective quantitative pay-for-performance tests.

2017 Equity Awards

We would also like to reiterate two additional decisions discussed in the proxy statement:

•	In 2017, following the termination of the merger agreement, our Committee determined to grant special retention awards to the Company’s critical talent, in order to reset and refocus the organization, preserve associate engagement and retain our critical talent necessary to our long-term success. These awards are included in the Summary Compensation Table in our proxy statement for the Named Executive Officers (other than the CEO, who did not receive such a retention award).

•	For 2017, due to the short timeframe between when the merger agreement was terminated and the Committee‘s normal equity grant cycle, we decided to maintain a 50/50 mix of options and RSUs. For the 2018 equity grants, we again included performance-based equity as a component of our long-term incentive compensation program for 2018, as discussed further in our proxy statement under the section entitled, “Long-Term Incentives – Re-Introduction of Performance-Based Equity Awards in 2018.”

In conclusion, in light of the conditions and actions outlined above and the substantial creation of stockholder value during the three-year period under contemplation by the PSUs, the Committee determined an adjustment resulting in a below target payout of 95% was appropriate, would align pay and performance, and would retain, engage and motivate our NEOs.

For the reasons set forth above, we urge you to vote “FOR” Proposal No. 3. Even if you have already voted, you can change your vote at any time before the 2018 Annual Meeting as described in more detail in our proxy statement. If you have any questions or require assistance in voting your shares or changing your vote, please contact our proxy solicitor, D.F. King & Co., Inc., at (888) 628-1041.

We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendation. Our Proxy Statement, this supplemental proxy material and our 2017 Annual Report, are available at https://humana.gcs-web.com/.

ORGANIZATION & COMPENSATION COMMITTEE

W. Roy Dunbar, Chairman

David A. Jones, Jr.

William E. Mitchell

David B. Nash, M.D.